Exhibit 99.1

ARM Holdings Plc

EMPLOYEE EQUITY PLAN

Date adopted by the Company: 25 April 2006

KPMG LLP
1 Puddle Dock
London
EC4V 3PD

RULES OF THE ARM HOLDINGS PLC EMPLOYEE EQUITY PLAN

CONTENTS

		Page
PART A – DEFINITIONS AND INTERPRETATION

1	Definitions	3

PART B – OPTIONS

2	Grant of Market Value Options	11
3	Exercise of Market Value Options	12

PART C – SHARE AWARDS

4	Grant of Share Awards	15
5	Vesting of Share Awards	18
6	Delivery of Shares	20

PART D – RULES APPLYING TO BOTH OPTIONS AND SHARE AWARDS

7	Plan Limits	21
8	Cash Equivalent and Tax Liability	22
9	Variation of Share Capital	23
10	Trade Sales, Reconstructions & Liquidations	24
11	Administration & Amendment	28
12	Miscellaneous	30

PART A – DEFINITIONS AND INTERPRETATION

1	In these Rules, unless the context otherwise requires, the following words and expressions shall have, where the context so admits, the following meanings and shall apply where necessary to all relevant Parts of the Rules:

“ABI”	the Association of British Insurers;

“Adoption Date”	the date on which the Plan is adopted by an ordinary resolution of the Company;

“Announcement Date”	the date on which the Company announces its results to the London Stock Exchange for any period;

“Associated Company”	a company is to be treated as another company’s associated company if at that time one of the two has Control of the other, or both are under the Control of the same person or persons;

“Award”	an award under the Plan which may consist of any or a combination of any of:

(a) a Share Award;

(b) a Phantom Share Award;

(c) a Market Value Share Option;

(d) a Stock Appreciation Right;

(e) a Nominal Cost Option;

(f) a Linked Option;

“Board”	the Board of the Company (or a duly constituted committee thereof) at which a quorum is present;

“the Company”	ARM Holdings Plc Registration Number 2548782 or, save for Rules 1, 2, 4, 7 and 11.3, such company as shall be at any time the “Acquiring Company” as defined in Rule 10.8;

“Control”	in relation to a body corporate (“the Body Corporate”) the power of a person which is a member of that body corporate to secure:

(a) by the holding of shares or the possession of voting power in or in relation to the Body Corporate or any other body corporate; or

	(b)	by virtue of its right to appoint or remove a majority of the board of directors of that Body Corporate; or

	(c)	by virtue of any power conferred by the certificate of incorporation, articles of association, bye laws, membership agreement or other document regulating the Body Corporate or any other body corporate that the affairs of the Body Corporate are conducted in accordance with the wishes of that person;

“Date of Grant”	the date on which an Award is granted to an Eligible Employee;

“Director”	any person occupying the office of director of the Company, by whatever name called;

“Eligible Employee”	an employee (whether contracted to work-full time or part-time) of any Group Company, including any Director other than a non-executive Director;

“Exercise Price”	the amount in pounds sterling (or such other currency as the Share Schemes Committee shall determine at the Date of Grant) which a Participant shall pay to acquire a Share on the exercise of an Option being (subject to Rules 2.6, 4.6 and 9):

	(a)	in the case of a Market Value Share Option or a Linked Option an amount which is not less than the Market Value of a Share on the Date of Grant (or the nominal value of a Share if greater);

	(b)	in the case of a Stock Appreciation Right an amount which is not less than the Market Value of a Share on the Date of Grant but for the avoidance of any doubt shall be a notional exercise price and will not be payable on exercise; or

	(c)	in the case of a Nominal Cost Option, one pound sterling (or other currency equivalent) in aggregate to acquire all of the Shares over which the Nominal Cost Option is exercised on each occasion of exercise or such lower amount (which may be zero) as the Share Schemes Committee may determine at the Date of Grant;

“Form of Renunciation”	the form of renunciation in the form agreed by the Share Schemes Committee from time to time;

“Grant Period”	the period of 42 days commencing on any one of the following:

(a) the Adoption Date;

(b) an Announcement Date;

(c) if the Share Schemes Committee so resolves, a day on which exceptional circumstances exist which justify the grant of Awards;

(d) any day on which changes to the law affecting such Awards are announced, effected or made; or

(e) if the grantor cannot grant Awards under (a) to (d) above due to restrictions imposed by statute, order, regulation, government direction or the Model Code, within 42 days of the lifting of such restrictions;

“Group”	the Company and its Subsidiaries, and the phrase “Group Company” shall be construed accordingly;

“Group Employee”	an employee of any Group Company;

“Letter of Grant”	the letter or other communication (which may include electronic communication) in such form agreed by the Share Schemes Committee from time to time;

“Linked Bonus”	the gross bonus payable to a Participant on exercise, where a Linked Option is granted in conjunction with the payment of such a Linked Bonus, being an amount not greater than the Exercise Price multiplied by the number of Shares over which the Linked Option is being exercised;

“Linked Option”	an option which is granted in conjunction with a Linked Bonus;

“London Stock Exchange”	London Stock Exchange plc or any successor body carrying on the business of London Stock Exchange plc;

“Market Value”	on any day, the closing middle market quotation of a Share as derived from the Daily Official List of the London Stock Exchange on the dealing day immediately preceding that day or, if the Share Schemes Committee so determines, the average of the closing middle market quotations on a number of dealing days, not to exceed five, immediately preceding that day;

“Market Value Option”	an Option granted with an Exercise Price per Share (“Market Value Share Option”) or Stock Appreciation Right (as the context requires) granted with a notional exercise price which in either case is not less than the Market Value of a Share at the Date of Grant (and, in the case of an Option to subscribe, not less than the nominal value of a Share), but not including a Linked Option;

“Model Code”	the Model Code for transactions in securities by directors issued from time to time by the UK Listing Authority from time to time and/or such other code governing the conduct of dealings in securities by the Directors of the Company which the Company may adopt from time to time in addition to or replacement of such publication;

“New Award”	an award over shares in the Acquiring Company (as defined in Rule 10.8) granted in consideration of the Release of a Subsisting Award and which shall satisfy the following conditions:

(a) that it is a right or contingent right to acquire such number of shares in the Acquiring Company as has on the acquisition of the New Award an aggregate Market Value equal to the aggregate Market Value of the Shares subject to the Subsisting Award on its Release; and

(b) that in the case of an Award which is an Option, it has an Exercise Price per Share such that the aggregate price payable (or notional exercise price) on the complete exercise equals the aggregate price (or notional exercise price) which would have been payable on complete exercise of the Subsisting Option;

“NIC”	class 1 National Insurance Contributions arising in the UK or any social security, social taxes, social insurance or other comparable liabilities arising in any other country;

“NIC Election”	an election in the form envisaged in paragraph 3(B)(1) of Schedule 1 to the Social Security Contribution and Benefits Act 1992 as a result of which the secondary (employer’s) NIC liability in respect of the exercise of an Option or the Vesting or Release (as the case may be) of an Award (other than an Option) becomes the Participant’s liability;

“Nominal Cost Option”	an Option whereby the aggregate price payable for the acquisition of the Shares on any exercise of that Option may be one pound sterling (or other currency equivalent) or may be zero;

“Notice of Exercise”	the notice of exercise in the form agreed by the Share Schemes Committee from time to time;

“Official List”	the Official List of the UK Listing Authority for the purposes of section 74 of the Financial Services and Markets Act 2000;

“Option”	an Award made in the form of a right to acquire Shares or, in the case of a Stock Appreciation Right, cash or Shares granted or to be granted pursuant to Rules 2.4, 2.6, 4.1 or 4.6 and the term “Option” shall be construed to mean a “Market Value Option” or, save in relation to Part B, a “Linked Option” or a “Nominal Cost Option” or such combination of them as the context requires;

“Other Plan”	any plan (other than this Plan) including any option plan which provides for the subscription of Shares by or on behalf of employees of the Group;

“Participant”	an Eligible Employee who has been granted and remains entitled to a Subsisting Award or (where the context admits) his legal Personal Representative(s);

“Performance Condition”	a condition imposed by the Share Schemes Committee whereby an Option or Share Award may be granted on terms that it shall not Vest or be Released (as the case may be) until and to the extent that such condition has been satisfied;

“Performance Period”	in respect of any Award, the period over which a Performance Condition shall be measured to determine whether Awards shall Vest or be Released (as the case may be);

“Personal Representative”	the person or persons appointed to administer a deceased person’s estate, or any equivalent under the applicable law, including the Participant’s spouse or descendents or forebears, where the context so requires;

“Phantom Share Award”	a Share Award which, at its Date of Grant, is specified as a contingent right to receive a cash sum equal to the Market Value of a Share on the date the Participant becomes unconditionally entitled to the cash sum multiplied by the number of Vested Shares subject to the Phantom Share Award;

“Plan”	the ARM Holdings plc Employee Equity Plan constituted and governed by the Rules with and subject to any amendments thereto properly effected;

“Redundancy”	the cessation of office or employment by reason of:

(a) the cessation or intended cessation by an employing company of the business in which the relevant individual was employed; or

(b) the cessation or reduction in the requirements of an employing company for employees to carry out work of a particular kind (including carrying out work in a particular location);

“Release Date”	subject to Rules 5 and 10, in respect of a Share Award which is made subject to Restrictions, the date or dates on which those Restrictions end and the expressions “Release” and “Released” shall have a corresponding meaning, provided that if the Release Date of any such Share Award would otherwise fall within a close period or a period when a Participant is prohibited by the Model Code, statute, order or regulation from dealing in Shares or rights over or interests in Shares, the Release Date shall be the day following the end of such close or other period provided that if a Participant has been continuously so prohibited for a period of [90] days following the date the Restrictions end, the Release Date shall be the first day after that [90] day period which does not fall within a close period as defined in the Model Code;

“Remuneration Committee”	a duly constituted committee of the Board delegated with authority to consider the remuneration of directors and senior employees of the Company in accordance with any prevailing code of practice operated by companies whose shares have been admitted to the Official List;

“Restricted Shares”	an Award of Shares which is subject to Restrictions;

“Restrictions”	the conditions that shall apply to Restricted Shares, such that the Participant shall have beneficial ownership of the Shares which comprise that Award from the Date of Grant, but shall irrevocably agree not to sell, transfer or otherwise dispose of the Shares until the applicable Release Date;

“Retirement”	cessation of a Participant’s employment or office with a Group Company by reason of retirement with the agreement of the Share Schemes Committee;

“Rules”	the rules of this Plan as the same may be amended from time to time and "Rule” shall be construed accordingly;

“Senior Employees”	at any intended Date of Grant, any executive director of a Group Company and those senior employees of the Group who are not directors but who are, in the opinion of the Share Schemes Committee, closely involved in the management and administration of the Group as a whole;

“Share”	an Ordinary Share in the capital of the Company which is, was or will be fully paid on issue;

“Share Award”	an Award under Part C of this Plan made in such form specified in Rule 4.1 as the Share Schemes Committee shall specify at the Date of Grant;

“Share Schemes Committee”	a duly authorised committee delegated by the Board with the authority to grant Awards under and deal with the administration of this Plan;

“Stock Appreciation Right”	an Award as specified at the Date of Grant as a right to receive a cash sum (“the Cash Equivalent”) or a number of Shares (“the Share Equivalent”) equivalent in either case to the growth in value of a Share between the Date of Grant and the date of exercise, multiplied by the number of Shares subject to the Stock Appreciation Right;

“Subsidiary”	a company or other body corporate in which the Company holds a majority of the voting rights or a majority of the economic interest and which is under the Control of the Company;

“Subsisting Award”	a Share Award or Option (in which case the term “Subsisting Option” shall have a corresponding meaning as required) which has been granted and which has not been surrendered, renounced, or, in the case of a Share Award (other than an Option), Vested or Released (as the case may be), or in the case of an Option, Vested and exercised in full nor in either case otherwise lapsed;

“Tax Liability”	a liability to account for any tax, primary (employee’s) NIC, or other levy in respect of an Award by the Company or other Group Company (the “Relevant Company”), whether by reason of the grant, Vesting, Release or exercise of an Award or the sale of acquired Shares;

“Treasury Shares”	shares in the Company as defined in section 162A Companies Act 1985 as inserted by the Companies (Acquisition of Own Shares) (Treasury Shares) Regulations 2003;

“Trust”	any employee share ownership trust which has been or may be established from time to time by the Company or any other Group Company to operate in conjunction with this Plan;

“Trustee”	the trustee or trustees for the time being of the Trust;

“UK Listing Authority”	the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000 and in the exercise of its functions in respect of admission to the Official List;

“Vesting Date”	subject to Rules 3, 5 and 10, in respect of an Award, other than Restricted Shares, the date or dates on which a Participant becomes unconditionally entitled to:

(a) exercise an Option; and /or

(b) a beneficial interest in Shares (or, in the case of a Phantom Share Award, an amount of cash) subject to a Share Award (other than an Option)

and the expression “Vesting”, “Vest and “Vested” and related terms shall have a corresponding meaning.

1.2	In these Rules, except insofar as the context otherwise requires:

	(i)	words denoting the singular shall include the plural and vice versa;

	(ii)	words importing a gender shall include every gender and references to a person shall include bodies corporate and unincorporated and vice versa;

	(iii)	references to any enactment shall be construed as a reference to that enactment as from time to time amended, modified, extended or re-enacted and shall include any orders, regulations, instruments or other sub-ordinate legislation made under the relevant enactment; and

	(iv)	headings and captions are provided for reference only and shall not be considered as part of the Plan

1.3	The Plan is an employees’ share scheme within section 743 Companies Act 1985.

PART B – OPTIONS

2	GRANT OF MARKET VALUE OPTIONS

2.1	For the purposes of this Part B, references to the term Option shall mean only Market Value Options.

2.2	Subject to Rule 12.4 and to the limits set out in Rule 7, the Share Schemes Committee may at any time during a Grant Period (after obtaining the consent of the Remuneration Committee in respect of Eligible Employees who are Senior Employees) recommend the grant of an Option to such employees as are Eligible Employees at the date of such recommendation and at the relevant Date of Grant (and not then under notice of termination of employment whether given or received) and are selected to receive an Option, upon the terms set out in the Plan and upon the condition of satisfying such Performance Condition(s), if any, as the Share Schemes Committee may specify not later than the Date of Grant.

2.3	A Market Value Share Option may be granted subject to a condition that the Participant is required to:

(i) agree to bear the cost of all or part of the secondary NIC, if any, which arises in respect of the exercise of the Market Value Share Option; and/or

(ii) enter into an NIC Election; or

(iii) accept that an NIC Election that has already been entered into will apply to the Market Value Share Option being granted in which case any secondary NIC due on the exercise of the Market Value Share Option shall be payable by or recoverable from that Participant in accordance with Rule 8.6 provided that the Share Schemes Committee may in its discretion at any time or times release the Participant from his liability or reduce his liability hereunder provided that where an NIC Election has been entered into between the relevant Group Company and that Participant any amendment to that election to reduce the Participant’s liability will require prior approval of Her Majesty’s Revenue and Customs.

Where a Market Value Share Option is granted subject to (ii) or (iii) above and at the date of exercise no valid NIC Election is in place then the Market Value Share Option shall be deemed to have been granted subject to (i) above.

2.4	Options shall be granted by the Company (or the Trustee where appropriate) by resolution, deed or in such manner as shall be considered appropriate in order to effect such grant. A Letter of Grant evidencing the grant shall be despatched as soon as practicable after the Date of Grant to each Participant.

2.5	The Letter of Grant shall specify:

(a) the Date of Grant;

(b)	the number of Shares subject to the Option;

(c)	the Exercise Price (or as the case may be, notional exercise price);

(d)	the date or dates mentioned in Rule 3.4(i);

(e)	the Performance Condition (if any) and the applicable Performance Period;

(f)	whether the Participant is a Senior Employee;

(g)	whether the Option is a Market Value Share Option or a Stock Appreciation Right and in the case of the latter whether it is to be settled in cash or Shares.

2.6	Where the circumstances in Rule 10.8 apply, New Awards may be granted in consideration for the release of Subsisting Awards granted under the Plan. Such New Awards are deemed to be equivalent to the old Options and to have been granted within the terms of this Plan.

2.7	An Option may be renounced in whole or in part by a Participant by completing and returning the appropriate Form of Renunciation to the Company (or at its direction) within 30 days of the Date of Grant (or such other period specified at the Date of Grant), in which case the Option shall for all purposes be taken as never having been granted.

2.8	No Option may be transferred, assigned or charged and any purported transfer, assignment or charge shall be void ab initio. Each Letter of Grant shall carry a statement to this effect. This Rule 2.8 shall not prevent the Option of a deceased Participant being exercised by his Personal Representative(s) within the terms of these Rules.

3	EXERCISE OF MARKET VALUE OPTIONS

3.1	The exercise of any Option granted under this Part B shall be effected in the form and manner prescribed by the Share Schemes Committee and, unless the Share Schemes Committee determines otherwise, any Notice of Exercise shall take effect only when received by the Company together, in respect of Market Value Share Options only, with the relevant exercise monies or an agreement to provide such monies pursuant to arrangements acceptable to the Company.

3.2	If an Option has been granted subject to a Performance Condition it shall only Vest and be exercisable in accordance with and to the extent permitted under the Performance Condition over the applicable Performance Period. The Share Schemes Committee will, as soon as practicable after the end of the Performance Period, send to Participants details of the extent to which (if at all) Options shall be exercisable.

3.3	No fraction of a Share shall be included in any Vested Option.

3.4	Subject to each of the succeeding rules of this Rule 3, an Option may be exercised by the Participant or, if deceased, by his personal representative at the time of or any time following the occurrence of the earliest of the following events:

(i)	the date or dates specified by the Company (or Trustee where appropriate) at the Date of Grant and stated in the Letter of Grant;

(ii)	upon a Participant ceasing to be an employee of a Group Company or Director by reason of:

	(a)	death;

	(b)	injury or disability, evidenced to the satisfaction of the Share Schemes Committee;

	(c)	Redundancy;

	(d)	Retirement;

	(e)	a Participant’s employment being in a company which ceases to be a Group Company;

	(f)	a Participant’s contract of employment relating to a business or part of a business being transferred to a person which is not a Group Company; and

	(g)	for any other reason (save for dismissal for cause) as determined in writing by the Share Schemes Committee in its absolute discretion within 30 days of cessation;

PROVIDED that the Performance Condition (if any) has been satisfied at the date of cessation. In ascertaining whether any Performance Condition is satisfied at the date of cessation, the performance shall be measured over the period from the first day of the Performance Period to the date of cessation or to such other date as specified by the Share Schemes Committee (“the Shortened Performance Period”). In reaching its opinion the Shares Schemes Committee shall take account of the length of the Shortened Performance Period, the performance of the Company over the Shortened Performance Period and where the Share Schemes Committee considers that the Performance Condition has ceased to be appropriate it may amend, relax or waive the Performance Condition provided that in the reasonable opinion of the Share Schemes Committee the varied Performance Condition is materially no more difficult to satisfy than when originally imposed; and

(iii)	upon an event giving a right of exercise in accordance with the provisions of Rule 10.

3.5	If a Participant gives or is given notice to terminate his employment or office such that he will no longer be a Group Employee or Director for a reason other than death, injury, disability, Redundancy, Retirement or the sale of the business or company in which the Participant has been employed to a person who is not a Group Company, his Option will not be exercisable until such day (if any) as the Share Schemes Committee so permits prior to the lapse of the Option.

3.6	An Option shall lapse and become thereafter incapable of exercise on the earliest of the following events:

	(i)	the seventh anniversary of the Date of Grant or such earlier date specified by the Share Schemes Committee and stated in the Letter of Grant;

	(ii)	if a Participant ceases to be a Group Employee or Director by reason of death, twelve months following the date of death;

	(iii)	if a Participant ceases to be a Group Employee or Director for any of the reasons set out in Rules 3.4(ii)(b) to 3.4(ii)(f), six months following such cessation;

	(iv)	if a Participant ceases to be a Group Employee or Director by reason of dismissal for cause, on the date of cessation (and for this purpose a statement by the Share Schemes Committee that the Participant has been dismissed for cause shall be conclusive);

	(v)	if a Participant ceases to be a Group Employee or Director for a reason not specified in Rules 3.4(ii)(a) to (f), 35 days following such cessation unless the Share Schemes Committee has exercised its discretion in accordance with Rule 3.4(ii)(g) in which case the Options shall lapse at the end of the period specified by the Share Schemes Committee provided that the period so specified shall end not later than six months following the date of cessation;

	(vi)	on the date of lapse determined in accordance with Rule 10;

	(vii)	in respect of any part of an Option, the date (being a date not later than 90 days after the end of the Performance Period) when the Share Schemes Committee has determined that the Performance Condition (if any) has not been met in respect of that part or proportion of the Option;

	(viii)	the Participant being adjudicated bankrupt; and

	(ix)	the surrender of the Option by the Participant.

3.7	Subject to Rules 8.5, 8.6 and 3.9, within 30 days after an Option has been exercised by any Participant, the Company shall:

	(i)	allot to him or, as appropriate, procure the transfer to him of the number of Shares in respect of which the Option has been exercised or the Share Equivalent computed by reference to the Market Value of a Share on the date of exercise (or, if such transfer or allotment in such period would be prohibited by the Model Code, at the earliest practicable time after such prohibition has lifted); or

	(ii)	in the case of a Stock Appreciation Right, which according to its terms is to be settled in cash, pay to the Participant the Cash Equivalent as soon as practicable after the date of exercise thereof.

3.8	Subject to Rules 8.5 and 8.6, the Company may, in lieu of allotting or transferring Shares in accordance with this Rule 3, make arrangements to facilitate cashless exercise.

3.9	Subject to Rules 8.5 and 8.6, instead of allotting or transferring Shares pursuant to Rule 3.7 the Company may determine that on exercise of a Market Value Share Option, Shares shall be allotted to the Participant or, as appropriate, procure the transfer to him, in both cases of such number of Shares whose Market Value on the date the Option has been exercised is as far as possible equal to but not in excess of the difference between the aggregate Market Value on the date the Option has been exercised of the number of Shares in respect of which the Option has been exercised and the aggregate Exercise Price to acquire that number of Shares on exercise of the Option. Where the Company determines that Shares shall be allotted or transferred pursuant to this Rule 3.9 the Participant will not be required to pay the Exercise Price in respect of the number of Shares in respect of which the Option has been exercised. The Company shall allot to the Participant or, as appropriate, procure the transfer to him of the Shares pursuant to this Rule 3.9 within 30 days after an Option has been exercised (or, if such transfer or allotment in such period would be prohibited by the Model Code, at the earliest practicable time after such prohibition has lifted).

3.10	All Shares allotted or issued under this Plan pursuant to the exercise of Options shall rank equally in all respects with the shares of the same class then in issue except for any rights attaching to such shares by reference to a record date prior to the date of the allotment or issue.

3.11	For so long as the Shares in the Company are admitted to dealings on the Official List of the London Stock Exchange plc or any other stock exchange, the Company shall apply for Shares in respect of which an Option has been exercised to be admitted to dealing, if they were not so admitted already.

PART C – SHARE AWARDS

4	GRANT OF SHARE AWARDS

4.1	Subject to Rule 12.4 and to the limits set out in Rule 7 and to the recommendation of the Share Schemes Committee (after obtaining the consent of the Remuneration Committee in respect of Eligible Employees who are Senior Employees), the Company (or the Trustee where appropriate), may make Share Awards to Eligible Employees at the relevant Date of Grant (and not then under notice of termination of employment whether given or received) in accordance with the terms of these Rules. A Share Award may comprise:

	(a)	a conditional right to receive Shares for no payment;

	(b)	an award of Restricted Shares;

(c)	the grant of a Nominal Cost Option;

(d)	the grant of a Linked Option;

(e)	the grant of a Phantom Share Award; or

(f)	such other form of Share Award as the Share Schemes Committee considers appropriate or desirable provided that such Awards are not economically materially different from the Awards specified in 4.1(a) to 4.1(e).

4.2	A Share Award may be granted subject to a condition that the Participant is required to:

	(i)	bear the cost of all or part of the secondary NIC, if any, which arises in respect of the Vesting, Release or exercise (as the case may be) of the Share Award; and/or

	(ii)	enter into an NIC Election; or

	(iii)	accept that an NIC Election that has already been entered into will apply to the Share Award being granted in which case any secondary NIC due on the Vesting, Release or exercise of the Share Award shall be payable by or recoverable from that Participant in accordance with Rule 8.6 provided that the Share Schemes Committee may in its discretion at any time or times release the Participant from his liability or reduce his liability hereunder provided that where an NIC Election has been entered into between the relevant Group Company and that Participant any amendment to that election to reduce the Participant’s liability will require prior approval of Her Majesty’s Revenue and Customs.

Where a Share Award is granted subject to (ii) or (iii) above and at the date of Vesting, Release or exercise (as the case may be) no valid NIC Election is in place then the Share Award shall be deemed to have been granted subject to (i) above; and/or

	(iv)	enter into an election under Section 431(1) or 431(2) Income Tax (Earnings and Pensions) Act 2003 and/or an election under Section 83(b) of the United States Inland Revenue Code (or any other election or procedure having a similar effect under the law of any jurisdiction); and/or

	(v)	enter into an agreement with the grantor of the Share Award whereby he agrees not to sell, transfer, assign, charge or otherwise dispose of or fetter the Shares subject to the Share Award until the Release Date.

4.3	The Share Schemes Committee may exercise its discretion where it considers that it is necessary or desirable to do so, to provide that such Eligible Employees so designated by the Share Schemes Committee at the Date of Grant shall receive a Phantom Share Award on substantially the same terms as Share Awards (save that there shall be no entitlement to receive Shares) and subject to such modifications as considered appropriate by the Share Schemes Committee.

4.4	Share Awards shall be granted by the Company (or the Trustee) by resolution, deed or in such manner as shall be considered appropriate. A Letter of Grant evidencing the Award shall be despatched as soon as practicable after the Date of Grant to each Participant.

4.5	The Letter of Grant shall specify:

	(a)	the Date of Grant;

	(b)	the number of Shares subject to the Award;

	(c)	the form of the Award;

	(d)	the date or dates mentioned in Rule 5.4(i);

	(e)	the Performance Condition (if any) and the applicable Performance Period;

	(f)	in the case of an Award other than Restricted Shares, the Vesting Date;

	(g)	if the Award is in the form of a Nominal Cost Option or a Linked Option granted in conjunction with a Linked Bonus, a statement to that effect and, in the case of a Nominal Cost Option, the amount (if any) of the exercise price;

	(h)	in the case of Restricted Shares:

(i) the Release Date;

(ii) whether the Participant has the right to receive dividends on the Restricted Shares and if so on what terms;

(iii) whether the Participant has the right prior to the Release Date to direct the Trustee in respect of voting on the Restricted Shares;

	(i)	whether the Participant has any beneficial or legal ownership of the Shares subject to the Share Award prior to the Release Date or Vesting Date;

	(j)	any other conditions or terms which the Award is subject to; and

	(k)	whether the Participant is a Senior Employee.

4.6	Where the circumstances in Rule 10.8 apply, New Awards may be granted in consideration for the release of Subsisting Awards granted under the Plan. Such New Awards are deemed to be equivalent to the old Awards and to have been granted within the terms of this Plan.

4.7	A Share Award may be renounced in whole or in part by a Participant by completing and returning the appropriate Form of Renunciation to the Company or at its direction within 30 days of the Date of Grant, or such other period specified at the Date of Grant, in which case the Share Award shall for all purposes be taken as never having been granted.

4.8	No Share Award may be transferred, assigned or charged and any purported transfer, assignment or charge shall be void ab initio. The Letter of Grant shall carry a statement to this effect. Rule 4.8 shall not prevent the transfer of Shares subject to a Share Award to a Participant’s Personal Representatives within the terms of these Rules.

5	VESTING AND RELEASE OF SHARE AWARDS

5.1	If a Share Award has been granted subject to a Performance Condition it shall only Vest or be Released (as the case may be) in accordance with and to the extent permitted under the Performance Condition over the applicable Performance Period. The Share Schemes Committee will, as soon as practicable after the end of the Performance Period, send to Participants details of the extent to which (if at all) the Share Award shall Vest or be Released (as the case may be).

5.2	No fraction of a Share shall be included in any Award which has Vested or been Released.

5.3	Subject to Rule 6.3(f), on the exercise of a Linked Option the succeeding provisions of this Rule 5.3 shall apply:

(a) on the exercise of the Linked Option in whole, and provided either the Performance Condition is at that time satisfied in full or no Performance Condition was imposed on grant of the Linked Option, the Company shall, subject to Rule 5.3(c), make or procure the making of a payment equal to an amount in pounds sterling calculated by multiplying the number of Shares over which the Linked Option is exercisable by the Exercise Price per Share;

(b) on the exercise of the Linked Option in part only (whether because the Performance Condition is only partially met or where the Performance Condition is met in full or no Performance Condition was imposed on grant of the Linked Option but the Option is exercised in part only), the Company shall, subject to Rule 5.3(c), make or procure the making of a payment equal to an amount in pounds sterling calculated by multiplying the number of Shares over which the Linked Option is exercised by the Exercise Price per Share;

(c) if the Performance Condition is met in whole or in part or no Performance Condition was imposed on grant of the Share Award but at the time that the Linked Option first becomes exercisable, the Market Value of a Share is lower than the Exercise Price, the Linked Option will lapse in accordance with Rule 6.3(e) in which case the Company shall transfer or procure the transfer to the Participant as soon as reasonably practicable (subject to all deductions as may be required by law for the payment of any Tax Liability) such number of Shares as is equal to an amount calculated by multiplying the number of Shares over which the Linked Option would have been exercisable but for its lapse under Rule 6.3(e) by the Market Value of a Share on the date on which the Linked Option would otherwise have first become exercisable.

5.4	Any Share Award shall Vest or be Released (as the case may be) at the time of or any time following the occurrence of the earliest of the following events:

	(i)	the date or dates specified by the Company (or Trustee where appropriate) at the Date of Grant and stated in the Letter of Grant;

	(ii)	upon a Participant ceasing to be an employee of a Group Company or Director by reason of:

		(a)	death;

		(b)	injury or disability, evidenced to the satisfaction of the Share Schemes Committee;

		(c)	Redundancy;

		(d)	Retirement;

		(e)	a Participant’s employment being in a company which ceases to be a Group Company;

		(f)	a Participant’s contract of employment relating to a business or part of a business being transferred to a person which is not a Group Company; and

		(g)	for any other reason (save for dismissal for cause) as determined by the Share Schemes Committee in its absolute discretion within 30 days of cessation; and

PROVIDED that the Performance Condition (if any) has been satisfied at the date of cessation. In ascertaining whether any Performance Condition is satisfied at the date of cessation, the performance shall be measured over the period from the first day of the Performance Period to the date of cessation or to such other date as specified by the Share Schemes Committee (“the Shortened Performance Period”). In reaching its opinion the Shares Schemes Committee shall take account of the length of the Shortened Performance Period, the performance of the Company over the Shortened Performance Period and where the Share Schemes Committee considers that the Performance Condition has ceased to be appropriate it may amend, relax or waive the Performance Condition provided that in the reasonable opinion of the Share Schemes Committee the varied Performance Condition is materially no more difficult to satisfy than when originally imposed; and

	(iii)	upon an event in accordance with the provisions of Rule 10.

6	DELIVERY OF SHARES

6.1	The delivery of Shares subject to a Share Award or such other Award made within the terms of Rule 5 shall be effected in such form and manner as the Share Schemes Committee from time to time prescribe.

6.2	Subject to the succeeding sections of this Rule 6 and Rule 10, Shares subject to a Share Award granted under the Plan will not be transferred or allotted and issued to a Participant prior to the Release Date or Vesting Date (as appropriate).

6.3	A Share Award (or as the case may be part of a Share Award) shall lapse on the earliest of the following dates:

	(a)	the surrender of the Share Award by the Participant;

	(b)	if a Participant ceases to be a Group Employee or Director for a reason not specified in Rules 5.4(ii)(a) to 5.4(ii)(f), 35 days following such cessation but so that the Share Award shall not Vest or be Released following the cessation of employment except for the Share Schemes Committee exercising their discretion to allow a Share Award to Vest or be Released pursuant to Rule 5.4(ii)(g);

	(c)	the date of lapse determined in accordance with Rule 10;

	(d)	in respect of any part of a Share Award, the date (being a date not later than 90 days after the end of the Performance Period) when the Share Schemes Committee has determined that the Performance Condition (if any) has not been met in respect of that part or proportion of the Share Award;

	(e)	in the case of a Linked Option, on the day it would otherwise first be exercisable if the Exercise Price is higher than Market Value on that day; and

	(f)	in the case of a Nominal Cost Option or a Linked Option 90 days after the Vesting Date.

6.4	Subject to Rules 8.5 and 8.6, on the Release Date for Restricted Shares, the exercise of a Nominal Cost Option or Linked Option or the Vesting of other Awards under this Part C:

	(i)	the number of Shares subject thereto which have been Released or acquired on exercise or Vesting (as the case may be) shall be transferred or allotted and issued fully paid to or as directed by the Participant within 30 days of the Release Date, exercise date or Vesting Date (as appropriate) or if such transfer or allotment in such period would be prohibited by the Model Code at the earliest practicable time after such prohibition has lifted. The Company and/or the Trustee shall arrange for the delivery of a definitive share certificate or other evidence of title in respect thereof; or

	(ii)	in the case of a Phantom Share Award pay to the Participant the amount of cash due under the Phantom Share Award as soon as practicable after the Vesting Date.

6.5	Where a Linked Bonus is payable in accordance with Rule 5.3, the Company shall, as soon as reasonably practicable, pay or procure the payment of such an amount to the Participant or where necessary, hold such amount as payment towards the aggregate Exercise Price which the Participant will need to pay on the exercise of the Linked Option, subject to such deductions as may be required by law for the payment of any Tax Liability.

6.6	The exercise of a Nominal Cost Option or Linked Option under this Part C shall be effected in the form and manner prescribed by the Share Schemes Committee and, unless the Share Schemes Committee determines otherwise, any Notice of Exercise shall take effect only when received by the Company together with the relevant exercise monies (if any) or an agreement to provide such monies pursuant to arrangements acceptable to the Company.

6.7	Save for any rights determined by reference to a record date preceding the date of allotment or transfer, Shares acquired under a Share Award shall rank pari passu with other shares of the same class as Shares then in issue.

6.8	For so long as the Shares in the Company are admitted to dealing on the Official List of the London Stock Exchange plc or any other stock exchange, the Company shall apply for Shares in respect of Share Award which has been exercised (in the case of a Nominal Cost Option or a Linked Option), Released (in the case of Restricted Shares) or Vested (in the case of other Share Awards) to be admitted to dealing, if they were not so admitted already.

PART D – RULES APPLYING TO BOTH OPTIONS AND SHARE AWARDS

7	PLAN LIMITS

7.1	Awards (whether in the form of Options or a Share Award) may be granted pursuant to these Rules provided that such Awards shall be limited and take effect so that the grant does not result in the aggregate of:

	(a)	the number of Shares which remain issuable (and when it is a best practice requirement of the ABI, the number of Treasury Shares that remain reissuable) pursuant to Subsisting Awards granted under the Plan within the preceding five years;

	(b)	the number of Shares which have been issued (and when it is a best practice requirement of the ABI, the number of Treasury Shares that have been reissued) pursuant to Awards granted under the Plan within the preceding five years; and

	(c)	the number of Shares which have been issued (and when it is a best practice requirement of the ABI, the number of Treasury Shares that have been reissued) or which remain issuable or reissuable accordingly (as the case may be) pursuant to rights granted under any Other Plan within the preceding five years,

exceeding ten per cent (10%) of the Shares in issue on the last Dealing Day before the Date of Grant. The Board may adjust the aggregate number of Shares in each case to reflect any subsequent variation of Share capital of the Company in such manner as is fair and reasonable. For the purposes of this Rule 7 Shares issued to the Trustee in connection with specific Awards under the Plan shall count as Shares issued or issued under the Plan.

8	CASH EQUIVALENT AND TAX LIABILITY

8.1	Where an Option has been exercised by any Participant or a Share Award (other than an Option) has Vested or been Released (as the case may be) in respect of any number of Shares and those Shares have not yet been allotted or transferred to him, the Share Schemes Committee may, where the jurisdiction of the Participant is such that the allotment or transfer of Shares would or might be unlawful or might (in the opinion of the Share Schemes Committee) give rise to a material disadvantage to the Participant or the Company, determine that either:

(a) the Company or the Trust, as the case may be, shall procure the sale on behalf of the Participant of the Shares and pay to the Participant the net proceeds of sale; or

(b) exceptionally, in substitution for his right to acquire such number of Shares, the Participant shall be paid a sum equal to the cash equivalent of that number of Shares.

8.2	For the purposes of Rule 8.1(b), the cash equivalent of any Award is the amount, if any, by which the middle market quotation of the Shares on the dealing day immediately preceding the date of Vesting, Release or exercise (as the case may be), exceeds the amount payable (if any) for the Shares (being, in the case of an Option, the Exercise Price of the Option).

8.3	As soon as reasonably practicable after a determination has been made under Rule 8.1(b) that a Participant shall be paid a cash equivalent in substitution for his right to acquire Shares:

8.3.1	the Company shall pay to him or procure the payment to him of that sum in cash; and

8.3.2	if he has already paid the Company for those Shares, the Company shall return to him the amount so paid by him.

8.4	There shall be made from any payment under this Rule 8 such deductions as may be required by law on account of any Tax Liability.

8.5	Where, on the grant or exercise of an Option or the grant, Vesting or Release of a Share Award (other than an Option) or the Sale of Shares any Group Company is obliged to account for any Tax Liability, the Participant will bear the amount of the Tax Liability. The relevant Group Company shall require the Participant to make arrangements to its satisfaction to reimburse it for the Tax Liability. If no such arrangements are made the Participant by participating in the Plan shall be deemed to have granted the Company an irrevocable authority to sell or procure the sale on his behalf of such number of shares as is required to realise net proceeds equal to the Tax Liability.

8.6	Where, on the exercise of a Option or the Vesting or Release of a Share Award (other than an Option) the Participant was required under Rules 2.3 or 4.2 to either bear the cost of all or part of the secondary NIC and/or to enter into an NIC Election, the Participant shall make arrangements to the satisfaction of the Relevant Company to reimburse it for the relevant secondary NIC. If no such arrangements are made the Participant by participating in the Plan shall be deemed to have granted the Company an irrevocable authority to sell or procure the sale on his behalf of such number of shares as is required to realise net proceeds equal to the cost of the secondary NIC that is required to be borne by the Participant or the subject of the NIC Election.

9	VARIATION OF SHARE CAPITAL

9.1	In the event of any variation of the Share capital of the Company (including but without prejudice to the generality of the preceding words, any capitalisation, rights issue, open offer, consolidation, sub-division, reduction of capital and/or in the event of a special dividend or distribution in specie (including a demerger in the form of a distribution in specie) or other demerger in whatever form) the Share Schemes Committee may make such adjustments as it considers appropriate under Rule 9.2.

9.2	An adjustment may be to one or more of the following:

(a) the number of Shares subject to any Subsisting Award;

(b) the Exercise Price at which the Shares may be acquired on the exercise of any Subsisting Option;

(c) where an Award has Vested or Released or an Option has been exercised but no Shares have been allotted or transferred pursuant to such Vesting, Release, or exercise, the number of Shares which may be so allotted or transferred and the price at which they may be acquired

PROVIDED that in the case of a rights issue:

9.2.1	where a Share Award is in the form of Restricted Shares, the Participant may be invited to provide funds of his own to the Trustee or the Company to enable the take up of the rights and to the extent that he does not do so, he will be deemed to have given an irrevocable authority to sell sufficient rights nil paid at such time as the Trustee, or the Company, shall, in its discretion, determine to enable the take up with the net proceeds of sale the balance of the entitlement in respect of that Share Award. In the event that Shares are taken up the Share Schemes Committee shall specify whether such acquired Shares are subject to like terms and conditions (including where relevant a forfeiture risk) as the Shares the subject of the award of Restricted Shares from which such taken up Shares derived; and

9.2.2	where a Share Award is in the form of a contingent Share Award the Trustee shall (to the extent that the Trustee holds Shares) sell sufficient rights nil paid, at such time as the Trustee shall, in its discretion, determine to enable the Trustee to take up with the net proceeds of sale the balance of the entitlement in respect of that Award.

To the extent the Trustee does not hold such Shares, the Company shall make such adjustments in respect of such a contingent Share Award as the Share Schemes Committee considers appropriate.

9.3	An adjustment under this Rule 9 may only have the effect of reducing the price at which the Shares may be subscribed for on the exercise of a Market Value Share Option or a Linked Option to less than their nominal value provided the Board shall take such lawful actions as may be required (including the capitalisation of reserves) in order to permit or procure that such Options may be exercised.

9.4	Any adjustment under this Rule 9 shall be deemed to be effective from the record date at which the respective variation applied to other shares of the same class as the Shares.

9.5	The Share Schemes Committee shall take such steps as it considers necessary to notify Participants of any adjustment made under this Rule 9.

10	TRADE SALES, RECONSTRUCTIONS & LIQUIDATIONS

10.1	Subject to Rule 10.7 on the occurrence of a Relevant Event (as defined in Rule 10.7):

	a)	the Performance Condition(s) (if any) in relation to Awards held by Participants who are not Senior Employees shall be deemed to be satisfied in full and such Awards together with any Awards which are not subject to Performance Conditions shall Vest and/or be Released (as appropriate) in accordance with this Rule 10;

	b)	the Performance Condition(s) attributable to any Awards held by Senior Employees shall, subject to Rule 10.2, Vest and/or be Released in accordance with this Rule 10 to the extent that any Performance Condition has been satisfied to the date of the Relevant Event and shall lapse as to the balance and all references to Awards and related terms in the remainder of this Rule 10 other than Rule 10.7 shall be references to the unlapsed balance of such Awards.

10.2	The Remuneration Committee shall determine the extent to which the relevant Performance Conditions have been satisfied over the period ("the Shortened Performance Period") from the first day of the Performance Period to the date of the Relevant Event in the manner specified in the Performance Condition or, if this is not specified in the Performance Condition, in such manner as it considers to be reasonable having regard to its assessment of performance over the Shortened Performance Period and the Remuneration Committee may also in its discretion determine the extent (if any) to which there should be a reduction or further reduction on a time apportionment basis to the number of Shares which are to Vest or be Released having regard to the length of the Shortened Performance Period as compared to the original Performance Period.

10.3	If any person obtains Control of the Company as a result of making:

(a) an offer (whether a general offer or not) to acquire the whole of the issued Share capital of the Company (other than that which is already owned by him) which is unconditional or which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(b) an offer (whether a general offer or not) to acquire all the Shares (other than Shares which are already owned by him) in the Company which are of the same class as Shares subject to a Subsisting Award then, subject to Rule 10.8, the Share Schemes Committee shall notify all Participants as soon as is practicable of the offer and:

10.3.1	Subsisting Options may be exercised from 21 days after the date of the receipt of that notification up to the expiry of a period ending on the earlier of:

(aa) six months from the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied; and

(bb) 30 days after the date of service of a notice to minority shareholders that a person has become bound or entitled to acquire Shares in the Company under any statute or order governing company reconstructions, liquidations or amalgamations and that he intends to exercise his rights under such legislation,

To the extent that any Subsisting Option is unexercised or has not been exchanged for a New Option in accordance with Rule 10.8.1 at the end of such period it shall thereupon lapse; and

10.3.2	all Shares subject to Subsisting Awards (other than Options) shall be transferred to the Participants.

10.4	If under any statute or order governing company reconstructions, liquidations or amalgamations it is proposed that the relevant legal authority (“the Court”) sanctions a compromise or arrangement in relation to the Company or likely to apply to Shares in the Company, then the Company shall give notice thereof to all Participants and the Trustee at the same time as it sends notices to members of the Company calling the meeting to consider such a compromise or arrangement and, subject to Rules 10.1, 10.2 and 10.8 the following shall apply:

(a) all Subsisting Options may be exercised from the date of the notice up to the expiry of a period of six months after the date the Court sanctions such compromise or arrangement. The exercise of an Option under this Rule 10.4(a) shall be conditional on the compromise or arrangement being sanctioned by the

Court and becoming effective. To the extent that any Subsisting Option remains unexercised or has not been exchanged for a New Option in accordance with Rule 10.8 at the end of such period it shall thereupon lapse; and

(b)	all Shares subject to Subsisting Awards (other than Options) shall be transferred to the Participants as soon as practicable on or following sanction by the Court.

10.5	If notice is duly given of a general meeting at which a resolution will be proposed for the voluntary winding-up of the Company then:

	(a)	all Subsisting Options may be exercised in whole or in part at the date notice of the resolution is served (but so that an exercise hereunder shall be conditional upon such resolution being passed) and at any time thereafter until the resolution is duly passed or defeated or the general meeting is concluded or adjourned, whichever shall first occur. Immediately after any such resolution is passed any Subsisting Options shall, to the extent that they are unexercised, thereupon lapse; and

	(b)	all Shares subject to a Subsisting Award (other than Options) shall be transferred to the Participant upon such resolution being passed.

10.6	If any person becomes bound or entitled to acquire Shares in the Company under any statute or order governing company reconstructions, liquidations or amalgamations and serves notice of his intention to exercise such rights, then all Subsisting Awards (Options and Share Awards) shall lapse and be forfeited as from the date falling 30 days following such notice.

10.7	Notwithstanding Rules 10.1, 10.3 and 10.4 if, following the date of a Relevant Event (being the date of the offer or the date the Court sanctions the compromise or arrangement), the Share Schemes Committee procures that all Subsisting Awards (including any Subsisting Awards which have not Vested or been Released (as the case may be) at the date of that Relevant Event) can be exchanged pursuant to Rule 10.8, the Share Schemes Committee may, in its discretion, determine that no Award shall be Vested, Released or lapsed as a result of Rule 10.1; and:

	(a)	Subsisting Options do not become exercisable and Shares subject to Subsisting Share Awards (other than Options) do not become transferable as a result of the Relevant Event and any Subsisting Option which is already exercisable ceases to be exercisable as from the date of the Relevant Event; and

	(b)	that all Subsisting Awards shall be released in consideration of the Grant of a New Award in accordance with Rules 10.8 and 10.9. Any Performance Conditions which applied to a Subsisting Award will apply to the related New Award subject to such adjustments as the Remuneration Committee considers reasonable to take account of the circumstances and affect of the Relevant Event and the exchange of Awards.

PROVIDED that if the Company which is the Acquiring Company in respect of the Relevant Event fails to grant or to make a binding contractual commitment to grant the New Awards pursuant to Rule 10.8 within 40 days after the Relevant Event such resolution of the Share Schemes Committee will cease to be effective and all Subsisting Options will be exercisable and Shares subject to Subsisting Share Awards (other than Options) shall be transferred pursuant to Rule 10.3 or 10.4 (as the case may be) as if such Rule 10.7 determination had not been made.

10.8	If, as a result of the events specified in Rules 10.3 or 10.4, the Share Schemes Committee has required the release of a Subsisting Award in consideration of the grant of a New Award or a company has obtained Control of the Company, the Participant may and, in the case of a Share Schemes Committee resolution under Rule 10.7 shall, if that other company (“the Acquiring Company”) so agrees, release any Subsisting Award (including any Subsisting Awards which are the subject of a Rule 10.7 determination) he holds in consideration of the grant of a New Award by the Acquiring Company, and the following shall apply:

10.8.1	a New Award shall be evidenced by an appropriate letter which shall import the relevant provisions of these Rules;

10.8.2	a New Award shall, for all other purposes of this Plan, be treated as having been acquired at the same original time as the corresponding released Award.

10.9	For the purpose of any application of the provisions of this Plan following a release of a Subsisting Award and the grant of a New Award all the Rules of this Plan shall apply mutatis mutandis to such New Award subject only to such amendments as the Share Schemes Committee shall consider are necessary or appropriate to reflect the change in identity of the Company over whose shares the New Award subsists and similar consequential changes (including, where appropriate, the adjustment of the Performance Condition). For the avoidance of doubt, a Participant’s New Award shall have the same Vested or unvested status immediately following the release and new grant as the corresponding Awards released by that Participant and any Restrictions to which the Award was subject will continue to apply.

10.10	For the purpose of this Rule 10 other than Rule 10.8 a person shall be deemed to have obtained Control of a company if he and others acting in concert with him have together obtained Control of it.

10.11	The exercise of an Option or the transfer of Shares subject to a Share Award pursuant to the preceding provisions of this Rule 10 shall be subject to the provisions of Rules 3 and 8.

10.12	A New Award shall not be exercisable or transferable by virtue of the event on which it was granted.

11	ADMINISTRATION AND AMENDMENT

11.1	The Plan shall be administered by the Share Schemes Committee whose decision on any matter relating to the Plan shall be final.

11.2	Participants shall not be entitled to:

	(a)	receive copies of accounts, circulars or notices sent to holders of Shares;

	(b)	exercise voting rights (except in the case of: Restricted Shares and where the Share Schemes Committee or, where required, the Trustee, has consented; and/or where a Participant’s Award is on terms that he is entitled to vote such Shares;

	(c)	receive dividends (except where: the Share Schemes Committee or where required, the Trustee, has consented; and/or where a Participant’s Award is on terms that he is entitled to dividends thereon within Rule 4.5(h);

in respect of Shares which have not yet been issued or transferred to such Participants in accordance with these Rules.

11.3.1	The Share Schemes Committee may from time to time amend these Rules provided that:

	(a)	subject to 11.3.2, no amendment shall be effective which would materially prejudice the interests of Participants in relation to Awards already granted to them unless such prior consent or sanction of Participants is obtained as would be required under the provisions for the alteration of class rights contained in the Articles of Association of the Company for the time being if the Shares to be allotted or transferred in respect of Subsisting Awards constituted a separate but single class of shares and such Shares were entitled to such right;

	(b)	the provisions relating to:

(i) Eligible Employees;

(ii) the limits contained in Rule 7; and

(iii) the basis for determining a Participant’s entitlement under the Plan, the terms of such entitlement and the provisions for the adjustment of the same under the terms of Rule 9;

cannot be altered to the advantage of Participants without the prior approval of the Company in general meeting (except for minor amendments to benefit the administration of the Plan to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants, or the Company or any Group Company).

11.3.2	Notwithstanding Rule 11.3.1 the Share Schemes Committee shall have authority to amend the terms of any Award without the consent of the Participant in any manner whatsoever to the extent that it deems it necessary or desirable to procure or attempt to procure (in compliance with the United States Internal Revenue Code ("the Code")) that his Award is not and/or does not become subject to any additional excise tax, interest and/or penalties under Section 409A of the Code.

11.3.3	If any provision of the Plan and/or the terms of any Award or prospective Award granted or proposed to be granted to a Participant or proposed Participant who is subject to taxation under the Code or is likely to become so would or might contravene any regulations or Treasury guidance promulgated under or in relation to Section 409A, or would or might cause such Award or prospective Award to be subject to the additional excise tax, interest and/or penalties under Section 409A of the Code, such provisions of the Plan applicable to the affected Award and/or the terms of a Subsisting Award and/or the terms of a prospective Award which it is considered may be or may become subject to taxation under the Code shall be automatically modified (in the case of a Subsisting Award) or modified in order in either case to maintain to the maximum extent practicable, the original intention of the Plan and/or the terms of the Subsisting or other Award without violating the provisions of Section 409A of the Code PROVIDED first, that such modifications would not themselves cause a breach of the Code and secondly that the terms of the Plan and/or the relevant Award will not, as a result be materially more advantageous to the affected Participant or potential Participant than other Awards under the Plan.

11.4	The Board may, subject to Rule 11.3, create sub-plans to this Plan in which it may make such amendments to the Rules as it considers necessary or desirable to operate the Plan in any jurisdictions in which Eligible Employees are situated and may implement such sub-plans in the form of schedules to the Plan applicable to the specified jurisdiction and in particular the Board is hereby authorised to implement such sub-plans which may provide for additional terms and conditions (including holding periods imposed on Shares) provided such additional terms and conditions are not to the material advantage of the Participants of such sub-plans as opposed to the other Participants. For the avoidance of doubt, the Board is authorised to adopt a sub- plan or sub plans for Eligible Employees situated in France which satisfies the requirements for a French qualified option plan or qualified free share plan or for Eligible Employees situated in the United States or who are subject to tax in the United States which satisfies the requirements for a qualified incentive stock option plan under section 422 of the Code provided in either case that the terms and conditions of such sub-plan(s) and awards thereunder are not materially different to the terms and conditions of this Plan.

11.5	The Share Schemes Committee may, in its discretion, delegate any or all administrative functions in relation to the administration and operation of the Plan as it considers desirable to a sub-committee which may include non-Board members or to a nominated individual member of the Share Schemes Committee.

11.6	The cost of establishing and operating the Plan shall be borne by the Group Companies which employ the Participants in such proportions as the Share Schemes Committee shall determine.

11.7	Any notice or other communication under or in connection with the Plan may be given by the Company or the Trustee (or an agent of one of them) either personally or by post or fax or e-mail or intranet, and to the Company or the Trustee, in a form previously determined as being acceptable to the Share Schemes Committee, either personally or by post or fax or e-mail or intranet to the Secretary of the Company or the Trustee. Items sent by post shall be pre-paid and shall in the case of notices or communications to the Company or the Trustee be treated as received on the day actually received by the Company or the Trustee and in the case of notices from the Company or the Trustee shall be deemed to have been received 48 hours after posting. A requirement under these Rules for the making of any payment may be discharged by the electronic transmission of an authorisation to charge any account or credit card.

11.8	The Share Schemes Committee may determine at any time that no further Awards be granted and may from time to time modify or at any time suspend or terminate the Plan (but without prejudice to Awards already granted).

11.9	Any limitations in the Trust in relation to the number of Shares which may be made available in respect of any employees’ share scheme adopted by the Company shall apply to the Plan and it is acknowledged that the Trustee may not hold at any one time such number of Shares as would exceed 5% of the Company’s issued ordinary share capital.

11.10	By accepting any benefit or potential benefit in respect of an Award, a Participant agrees to the holding of information about him by the Company and he authorises the Company and its agents and advisers to use such information for all purposes relating to the operation of this Plan including (without limitation) making information available to Her Majesty’s Revenue & Customs (or overseas tax authority) or to any other person as the Company considers reasonable. By accepting any benefit or potential benefit in respect of an Award, a Participant further agrees that agents of the Company, wherever located, may process data concerning his participation in this Plan and, where necessary, transmit it outside of the United Kingdom.

12	MISCELLANEOUS

12.1	The rights and obligations of any individual under the terms of his office or employment with any Group Company shall not, except as specifically provided under the Plan, be affected by his participation in the Plan or any right which he may have to participate therein, and an individual who participates in the Plan shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment (whether lawful or not) for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under the Plan as a result of such termination.

12.2	The existence of Awards (whether Share Awards or Options) shall not affect in any way (save for any adjustments required by these Rules) the right or power of the Company or its shareholders to make or authorise any or all adjustments, recapitalisation, reorganisations, reductions of capital, purchase or redemption of its own Shares or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12.3	Neither the grant of an Award nor any benefit which may accrue to a Participant in respect of an Award shall form part of that Participant’s pensionable remuneration for the purposes of any pension scheme or similar arrangement which may be operated by any Group Company.

12.4	Awards may be granted at any time during a Grant Period unless the making of an Award would be prohibited by legislation or the Model Code. If such a prohibition prevents the making of an Award which might otherwise have been made during a Grant Period, the Award shall be granted immediately upon the prohibition ceasing.

12.5	The Plan shall terminate on the tenth anniversary of its adoption or at any earlier time by the passing of a resolution by the Board or the Company in general meeting. Termination of the Plan shall be without prejudice to the subsisting rights of Participants.

12.6	This Plan and all Awards granted under it shall be governed by and construed in accordance with the laws of England and Wales.